EXHIBIT 4.2

CELL BIOSCIENCES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

October 19, 2010

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TABLE OF CONTENTS

(continued)

		Page

3.6	Severability	19

3.7	Governing Law	19

3.8	Counterparts	19

3.9	Titles and Subtitles	19

3.10	Expenses	19

3.11	Aggregation of Stock	19

3.12	Additional Series C Investors

3.13	The Wellcome Trust Limited

SCHEDULE A	Investors

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Table of Contents

(continued)

		Page

3.7	Governing Law	19

3.8	Counterparts	19

3.9	Titles and Subtitles	19

3.10	Expenses	19

3.11	Aggregation of Stock	19

3.12	The Wellcome Trust Limited	20

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CELL BIOSCIENCES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 19th day of October, 2010, by and among Cell Biosciences, Inc., a Delaware corporation (the “Company”), and the holders of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock listed on Schedule A attached hereto (each an “Investor” and together, the “Investors”).

RECITALS

A. Certain of the Investors (the “Prior Investors”) hold shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”), shares of Series B Preferred Stock (the “Series B Preferred Stock”), shares of Series C Preferred Stock (the “Series C Preferred Stock”), shares of Series D Preferred Stock (the “Series D Preferred Stock”), shares of Series E Preferred Stock (the “Series E Preferred Stock”) and/or shares of Common Stock issued upon conversion thereof, are parties to that certain Amended and Restated Investors’ Rights Agreement dated as of December 4, 2009, as amended February 8, 2010, by and among the Company and such Prior Investors (the “Prior Agreement”) and are the holders of at least a majority of the shares of Common Stock issued or issuable upon conversion of the Registrable Securities (as defined below) subject to or enjoying the rights under the Prior Agreement.

B. Certain of the Investors and the Company are parties to that certain Series F Preferred Stock Purchase Agreement dated as of the date hereof (the “Series F Purchase Agreement”) relating to the issue and sale of shares of Series F Preferred Stock of the Company (the “Series F Preferred Stock”).

C. The obligations of the Company and certain of the Investors under the Series F Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investors and the Company.

D. In order to induce the Company to enter into the Series F Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Series F Purchase Agreement, the Investors and the Company hereby agree that the Prior Agreement shall be amended and restated in its entirety and this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors and certain other matters as set forth herein.

AGREEMENT

The parties hereby agree as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

(b) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act;

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee in accordance with Section 1.12 of this Agreement;

(d) The term “Qualified IPO” means an underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which is not less than $7.50 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate cash proceeds to the Company of at least $30,000,000 (net of underwriting discounts and commissions);

(e) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(f) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock; (ii) the shares of Common Stock issuable or issued upon conversion of the Series B Preferred Stock; (iii) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock issued to Lighthouse Capital Partners V, L.P. (“Lighthouse”) pursuant to that certain Preferred Stock Purchase Warrant dated on or about July 18, 2005 (the “LCP Warrant”) issued in connection with that certain Loan and Security Agreement dated on even date therewith (the “Loan Agreement”); (iv) the shares of Common Stock issuable or issued upon conversion of the Series C Preferred Stock; (v) the shares of Common Stock issuable or issued upon conversion of the Series D Preferred Stock; (vi) the shares of Common Stock issuable or issued upon conversion of the Series E Preferred Stock; (vii) the shares of Common Stock issuable or issued upon conversion of the Series F Preferred Stock; (viii) the shares of Common Stock issued upon exercise of the warrants issued pursuant to the Series D Purchase Agreement dated September 5, 2009, as amended, by and among the Company and certain of its investors; (ix) the shares of Common Stock issued upon exercise of the warrants issued pursuant to the Series F Purchase Agreement; and (x) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) or (ix); provided, however, that the foregoing definition shall exclude in all cases any (a) shares which registration rights have terminated pursuant to Section 1.15 hereof and (b) Registrable Securities sold by a person in a transaction in which his or her rights under Section 1 of this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, and (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.15 below;

(g) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(h) The term “SEC” means the Securities and Exchange Commission; and

(i) The term “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) the third anniversary of the date of this Agreement, or (ii) six (6) months following the date of the initial public offering of the Company’s securities, a written request from the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least 50% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000), then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.4, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of not less than 30% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(2), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $25,000, of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c) Registration on Form S-3. Expenses incurred in connection with up to three (3) registrations requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printer’s and accounting fees (including fees and disbursements of counsel for the Company in its capacity as counsel to the Holders requesting registration hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the Holders requesting registration) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to expenses for one registration pursuant to Section 1.4. All expenses incurred in connection with additional registrations requested pursuant to Section 1.4 (beyond the three registrations described above), including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the Holder or Holders requesting registration and counsel for the Company shall be borne pro rata (on the basis of the number of shares registered) by the Holder or Holders participating in the Form S-3 Registration.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership, corporation or limited liability company, the partners, retired partners, stockholders and members of such holder, or the estates and family members of any such partners, retired partners, stockholders and members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 for the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to (i) an affiliated entity that is controlled by or under common control with such Holder, (ii) such Holder’s spouse or to the parents, siblings, children, grandchildren, nieces or nephews, or the spouses of such siblings, children, grandchildren, nieces or nephews, of such Holder or such Holder’s spouse (collectively, a “Family Group”) or to trusts for the benefit of member(s) of a Holder’s Family Group or to entities controlled by such Family Group, (iii) a partner or retired partner of a transferring Holder which is a partnership, (iv) a constituent member of any Holder that is a limited liability company, (v) a transferee or assignee of such securities who, after such assignment or transfer, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), (vi) a transferee where such transfer is made in connection with a transfer of all of the Registrable Securities of the transferring Holder to such transferee, or (vii) in the case of The Wellcome Trust Limited, The Wellcome Trust may assign its rights to cause the Company to register Registrable Securities pursuant to this Section 1 (but only with all related obligations) to any successor trustee of The Wellcome Trust or additional trustee or trustees of The Wellcome Trust from time to time, or any company whose shares are all held directly or indirectly by The Wellcome Trust, or any nominee or custodian of any such person, in each case provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including members of the Family Group of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least two-thirds (2/3) of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.

1.14 Market Stand-Off Agreement.

(a) Period; Agreement. Each Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that such market stand-off time period shall not exceed 180 days and shall only be applicable to the Company’s initial public offering. The underwriters in connection with the initial public offering by the Company are intended third party beneficiaries of this Section 1.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto; further, each Holder hereby agrees to enter into written agreement with such underwriters containing terms substantially equivalent to the terms of this Section 1.14, and each Holder hereby agrees that such underwriters shall be entitled to require each such Holder to enter into such a written agreement.

(b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company and all 1% securityholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five years following the consummation of a Qualified IPO, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration or (iii) upon termination of the Agreement, as provided in Section 3.1.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Holder of at least 2,000,000 shares of Registrable Securities (other than a Holder reasonably deemed by the Company to be a competitor of the Company) and to Lighthouse:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared by a certified public accountant in accordance with generally accepted accounting principles (“GAAP”), and, within 180 days after the end of such fiscal year of the Company, audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within 30 days after the start of each fiscal year, a budget and summary operating plan (that have been approved by the Board of Directors) for such fiscal year; and

(c) Within 20 days of the end of each month, (i) an unaudited income statement, (ii) a statement of cash flows, (iii) balance sheet for and as of the end of such month, each in reasonable detail, and (iv) a correct summary and detailed capitalization table showing ownership of all outstanding Securities.

2.2 Inspection. The Company shall permit each Holder of at least 1,000,000 shares of Registrable Securities (except for a Holder reasonably deemed by the Company to be a competitor of the Company), at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers, upon advice of legal counsel, to be a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, a “Major Investor” shall mean any person who holds at least 1,000,000 shares of Preferred Stock or the Common Stock issued upon conversion thereof (subject to adjustment for stock splits, stock dividends, reclassifications or the like). For purposes of this Section 2.3, Major Investor includes any general partners, managing members or affiliates of a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 15 calendar days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) and held by the Fully Exercising Investors.

(c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to:

(i) Securities issued pursuant to a transaction described in Section (IV)(B)(3)(d)(iii) of the Company’s Amended and Restated Certificate of Incorporation;

(ii) securities issuable or issued to employees, officers, consultants, or directors of this corporation or any parent or subsidiary corporation (or other persons performing services to this corporation or any parent or subsidiary corporation) directly or pursuant to a stock option plan or restricted stock plan or other agreement approved by the Board;

(iii) securities issued or issuable (I) in a public offering before or in connection with which all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be converted to Common Stock or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(iv) securities issued in connection with bona fide acquisition transactions approved by the Board;

(v) securities issued to financial institutions in connection with equipment leasing arrangements or to real estate lessors, in either case of a primarily non-equity financing nature;

(vi) securities issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock;

(vii) securities issued as dividends or distributions on Preferred Stock;

(viii) securities issued pursuant to options, warrants, notes, or other rights to acquire Common Stock or Preferred Stock of the Company outstanding as of the date of this Agreement; or

(ix) the issuance of shares of Series F Preferred Stock pursuant to the Series F Purchase Agreement, as may be amended from time to time.

In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4 Vesting of Stock Options. All stock and stock equivalents issued after April 9, 2009 to employees, directors, consultants and other service providers will be subject to vesting as follows (unless otherwise approved by the Board of Directors): 25% will vest on the one year anniversary of the applicable vesting start date, with the remaining 75% to vest monthly over the following three years.

2.5 Board Expenses. The Company shall reimburse the reasonable expenses of non-employee members of the Board of Directors incurred while attending Board meetings or performing work at the request of the Company.

2.6 Observation Rights. The Company shall permit a representative of each holder of at least 2,900,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and/or Common Stock (including Common Stock issuable upon the exercise or conversion of outstanding warrants) (each, an “Institutional Investor” and collectively, the “Institutional Investors”) to attend all meetings of the Board of Directors (whether in person or telephonically) in a non-voting, observer capacity (the “Observer Right”); provided that such Observer Right shall remain until such Institutional Investor, together with its affiliated funds (and entities), holds less than 2,900,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and/or Common Stock (including Common Stock issuable upon the exercise or conversion of outstanding warrants), at which time the Observer Right shall terminate. The Company shall provide notice to each Institutional Investor representative of all meetings of the Board of Directors at the same time as it provides notice to the members of the Board of Directors along with a copy of all notices, minutes, consents and other materials, financial or otherwise, provided to such members; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Each Institutional Investor shall be responsible for any and all expenses that it may incur with respect to the attendance of its representative at any meetings of the Board of Directors. Each Institutional Investor agrees on behalf of itself and its employees, professional advisors and agents, to hold in confidence and trust and not use or disclose any confidential information (other than to their employees, professional advisors or agents who need to know such information) provided to or learned by it in connection with its rights under this Agreement. Each Institutional Investor shall be ultimately responsible in the event that its employees, professional advisors or agents breach the confidentiality obligations of this Section 2.6. The Observer Right with respect to all Institutional Investors shall terminate upon the first to occur of a Qualified IPO or a Liquidation Event (as defined in Company’s Amended and Restated Certificate of Incorporation).

2.7 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 through Section 2.5 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of the Agreement, as provided in Section 3.1.

(b) Without limiting Section 2.6(a), the covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.6(a) above.

(c) Without limiting Section 2.6(a), the covenants set forth in Section 2.1 shall terminate as to Lighthouse and be of no further force or effect at such time as neither Lighthouse nor any of its corporate affiliates holds any Registrable Securities.

2.8 Additional Covenants.

(a) Proprietary Information and Inventions Agreement. The Company shall use its best efforts to cause all future employees and consultants to execute the Company’s standard form proprietary information and inventions agreement.

(b) Officer Compensation. All officer compensation in excess of $100,000 per annum, all equity compensation (including vesting), and all executive compensation matters shall be reviewed and determined or recommended by either (i) a majority of the Company’s Compensation Committee, where at least a majority of the membership of such Compensation Committee shall consist of those directors that have been designated by the holders of the Company’s Series A Preferred Stock and/or Series B Preferred Stock pursuant to that certain Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company, certain of the Investors and the other parties thereto, as may be amended from time to time, or (ii) a majority of the Company’s Board of Directors.

(c) Director and Officer Insurance. The Company shall use its best efforts to obtain and maintain in full force and effect director and officer liability insurance in an amount comparable to a similar Company.

(d) Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights, and franchises.

(e) Payment of Tax Obligations. The Company shall pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property, real, personal or mixed, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) that, if unpaid, might by law become a lien or charge upon its property; provided, that the Company shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted and if the Company shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the Company and its independent certified public accountants. The Company shall withhold and pay over all amounts required to be withheld and paid by any governmental authority.

(f) Litigation. The Company shall notify Investors if an action, suit or proceeding against the Company is threatened or arises with an amount in controversy in excess of five hundred thousand dollars ($500,000).

3. Miscellaneous.

3.1 Termination. This Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of related transactions deemed to be a dissolution or winding up of the Company pursuant to the Company’s Restated Certificate of Incorporation, as such Restated Certificate of Incorporation may be amended from time to time.

3.2 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

3.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.5 Notices. Unless otherwise provided, all notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during the normal business hours of the recipient (if not sent during the normal business hours of the recipient, then on the next business day); (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

3.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

3.7 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.10 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.11 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.12 The Wellcome Trust Limited. With respect to its signatory capacity and liability as the trustee of The Wellcome Trust, The Wellcome Trust Limited (the “Trustee”), enters into this Agreement in its capacity as the trustee for the time being of The Wellcome Trust but not otherwise and it is hereby agreed and declared that notwithstanding anything to the contrary contained or implied in this Agreement:

(a) the obligations incurred by the Trustee under or in consequence of this Agreement shall be enforceable against it or the other trustees of The Wellcome Trust from time to time; and

(b) the liabilities of the Trustee (or such other trustees as are referred to in paragraph (a) above) in respect of such obligations shall be limited to such liabilities as can, and may lawfully and properly be met out of the assets of The Wellcome Trust for the time being in the hands or under the control of the Trustee or such other trustees.

[Signature Page Follows]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

CELL BIOSCIENCES, INC.

	By:	/s/ Timothy Harkness
Timothy Harkness, President and CEO

Address:	3040 Oakmead Village Drive
Santa Clara, CA 95051

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

THE WELLCOME TRUST LIMITED, AS TRUSTEE OF THE WELLCOME TRUST

By:	/s/ Peter Pereira Gray
Name: Peter Pereira Gray
Its: Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

LATTERELL VENTURE PARTNERS, LP

By:	Latterell Capital Management, LLC
Its:	General Partner

	By:	/s/ Patrick F. Latterell
Name: Patrick F. Latterell
Its: Managing Member

Address:	1 Embarcadero Center, Suite 4050 San Francisco, CA 94111

LATTERELL VENTURE PARTNERS II, LP

By:	Latterell Capital Management II, LLC
Its:	General Partner

	By:	/s/ Patrick F. Latterell
Name: Patrick F. Latterell
Its: Managing Member

Address:	1 Embarcadero Center, Suite 4050 San Francisco, CA 94111

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

DOMAIN PARTNERS V, L.P.

	By:	One Palmer Square Associates V, L.L.C.,
its General Partner

		By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker
Managing Member

Address:	One Palmer Square
Suite 515
Princeton, NJ 08542

DP V ASSOCIATES, L.P.

	By:	One Palmer Square Associates V, L.L.C.,
its General Partner

		By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker
Managing Member

Address:	One Palmer Square
Suite 515
Princeton, NJ 08542

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

DOMAIN PARTNERS VII, L.P.

	By:	One Palmer Square Associates VII, L.L.C.,
its General Partner

		By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker
Managing Member

Address:	One Palmer Square
Suite 515
Princeton, NJ 08542

DP VII ASSOCIATES, L.P.

	By:	One Palmer Square Associates VII, L.L.C.,
its General Partner

		By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker
Managing Member

Address:	One Palmer Square
Suite 515
Princeton, NJ 08542

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

VERTICAL FUND I, L.P.

	By:	THE VERTICAL GROUP, L.P.
General Partner

	By:	THE VERTICAL GROUP GPHC, LLC
General Partner

		By:	/s/ John E. Runnells
Name: John E. Runnells
Authorized Signatory

Address:	25 DeForest Avenue
Summit, NJ 07901

VERTICAL FUND II, L.P.

	By:	THE VERTICAL GROUP, L.P.
General Partner

	By:	THE VERTICAL GROUP GPHC, LLC
General Partner

		By:	/s/ John E. Runnells
Name: John E. Runnells
Authorized Signatory

Address:	25 DeForest Avenue
Summit, NJ 07901

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

2001 RBCP CANADIAN GP LIMITED, in its capacity as general partner of, and on behalf of all partners of,
RBC LIFE SCIENCES LIMITED PARTNERSHIP II

	By:	/s/ Annie Ropar
Name: Annie Ropar
Title: Treasurer

	By:	/s/ William Volk
Name: William Volk
Title: President

Address:	RBC Capital Partners
Royal Bank Plaza South Tower
200 Bay Street 5th Floor
Toronto, Ontario M5J 2J5
Canada

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INVESTORS:

NOVO A/S

By:
Name:
Title:

	By:	/s/ Thomas Dyrberg
Name: Thomas Dyrberg
Title: Senior Partner

Address:	Tuborg Havnevej 19
DK-2900 Hellerup
Denmark

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

MITSUI & CO. VENTURE PARTNERS II, L.P.

By:	Mitsui & Co. Venture Partners, Inc.,
its General Partner

	By:	/s/ Kenichi Kimura
Kenichi Kimura, President and CEO

MITSUI & CO. VENTURE PARTNERS III, LLC

BY: Mitsui & Co. Venture Partners, Inc., Manager

By:	/s/ Kenichi Kimura
Kenichi Kimura, President and CEO

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

LANSING BROWN INVESTMENTS LLC

	By:	/s/ John L. Zabriskie
Name: John L. Zabriskie
Title: President

Address:	PO Box 586
Snowmass, CO 81654

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

ESSEX WOODLANDS HEALTH VENTURES FUND VIII, L.P.
	By:	Essex Woodlands Health Ventures VIII, L.P., as General Partner

		By:	Essex Woodlands Health Ventures VIII, LLC., as General Partner

		By:	/s/ Ron Eastman
Ron Eastman
Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-A, L.P.
	By:	Essex Woodlands Health Ventures VIII, L.P., as General Partner

		By:	Essex Woodlands Health Ventures
VIII, LLC., as General Partner

		By:	/s/ Ron Eastman
Ron Eastman
Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-B, L.P.
	By:	Essex Woodlands Health Ventures VIII, L.P., as General Partner

		By:	Essex Woodlands Health Ventures VIII, LLC., as General Partner

		By:	/s/ Ron Eastman
Ron Eastman
Manager

Address:	Essex Woodlands Health Ventures, Inc. 335 Bryant Street, 3rd Floor Palo Alto, CA 94301 Facsimile: (650) 327-9755 Attention: Ron Eastman/James Stutz

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SCHEDULE A

INVESTORS

Name/Address	Series A Shares	Series B Shares	Series C Shares	Series D Shares	Series E Shares	Series F Shares
The Wellcome Trust Limited, Trustee of the Wellcome Trust 215 Euston Road London, ENG NW1 2BE Fax No.:	—	10,000,000	2,223,458	5,166,666	—	2,371,384
Latterell Venture Partners, LP 1 Embarcadero Center, Suite 4050 San Francisco, CA 94111	570,000	190,000	185,882	190,000	—	144,447
Latterell Venture Partners II, LP 1 Embarcadero Center, Suite 4050 San Francisco, CA 94111	2,430,000	810,000	792,440	810,000	—	615,800
Domain Partners VII, L.P. One Palmer Square, Suite 515 Princeton, NJ 08542 Fax No.:	—	—	633,989	1,966,460	—	1,125,149
DP VII Associates, L.P. One Palmer Square, Suite 515 Princeton, NJ 08542 Fax No.:	—	—	10,813	33,540	—	19,191
Domain Partners V, L.P. One Palmer Square, Suite 515 Princeton, NJ 08542 Fax No.:	2,930,767	2,539,998	629,922	—	—	—
DP V Associates, L.P. One Palmer Square, Suite 515 Princeton, NJ 08542 Fax No.:	69,233	60,002	14,880	—	—	—
NOVO A/S Tuborg Havnevej 19 DK-2900 Hellerup, Denmark Fax No.: +45 4442 1440	2,250,000	1,066,667	737,448	1,333,333	5,011,351	1,214,707
POSCO BioVentures I, L.P. POSCO BioVentures, LLC 2710 Loker Ave West, Suite 360 Carlsbad, CA 92010 FAX: 760 448 2840	1,500,000	500,000	—	—	—	—

Schedule A-1

Name/Address	Series A Shares	Series B Shares	Series C Shares	Series D Shares	Series E Shares	Series F Shares
Mitsui & Co. Venture Partners II, L.P. 200 Park Avenue 36th Floor New York, NY 10166 Fax No.: (212) 878-4070	1,500,000	733,333	—	—	—	—
Mitsui & Co. Venture Partners III, LLC 200 Park Avenue 36th Floor New York, NY 10166 Fax No.: (212) 878-4070	—	—	496,572	744,858	—	434,781
RBC Life Sciences Limited Partnership II c/o RBC Capital Partners Royal Bank Plaza South Tower 200 Bay Street 5th Floor Toronto, Ontario M5J 2J5 Fax No.:	1,500,000	733,333	496,572	166,667	—	315,630
Vertical Fund I, L.P. 25 DeForest Avenue Summit, NJ 07901 Fax No.: (908) 273-9434	796,268	780,000	346,860	213,334	—	245,480
Vertical Fund II, L.P. 25 DeForest Avenue Summit, NJ 07901 Fax No.: (908) 273-9434	203,732	220,000	97,832	53,333	—	61,370
James M. and Marilyn L. Schlater 623 Morningside Road Los Altos, CA 94022 Fax No.:	100,000	—	—	—	—	—
Needham Family Trust 106 Whispering Trees Lane Danville, CA 94526 Fax No.:	30,000	—	—	—	—	—
Glynn Investment Co., LLC 3000 Sand Hill Road, Bldg. 4, Suite 235 Menlo Park, CA 94025 Fax No.:	60,000	—	—	—	—	—
Thomas E. Pallante 80 George Street Sausalito, CA 94965 Fax No.:	30,000	14,000	—	—	—	—
Lansing Brown Investments LLC	—	—	—	—	1,152,270	118,728

Schedule A-2

Name/Address	Series A Shares	Series B Shares	Series C Shares	Series D Shares	Series E Shares	Series F Shares
Essex Woodlands Health Ventures Fund VIII, L.P. c/o Essex Woodlands Health Ventures, Inc. 335 Bryant Street, 3rd Floor Palo Alto, CA 94301 Facsimile: (650) 327-9755 Attention: Ron Eastman/James Stutz	—	—	—	—	—	6,041,667
Essex Woodlands Health Ventures Fund VIII-A, L.P. c/o Essex Woodlands Health Ventures, Inc. 335 Bryant Street, 3rd Floor Palo Alto, CA 94301 Facsimile: (650) 327-9755 Attention: Ron Eastman/James Stutz	—	—	—	—	—	435,606
Essex Woodlands Health Ventures Fund VIII-B, L.P. c/o Essex Woodlands Health Ventures, Inc. 335 Bryant Street, 3rd Floor Palo Alto, CA 94301 Facsimile: (650) 327-9755 Attention: Ron Eastman/James Stutz	—	—	—	—	—	189,394
Totals:	13,970,000	17,647,333	6,666,668	10,678,191	6,163,621	13,333,334

Schedule A-3